Exhibit 10.37

OFFICE SPACE AND OFFICE SERVICES AGREEMENT

This Office Space and Office Services Agreement (this “Agreement”) is entered into and effective as of January 1, 2008 (the “Effective Date”) by and between NEWMONT USA LIMITED, a Delaware corporation with offices at 1700 Lincoln Street, Denver, Colorado 80203 (“Newmont”), and Wayne W. Murdy (“Mr. Murdy”).

In consideration of the mutual promises and conditions contained in this Agreement, and other good and valuable consideration (including services as Chairman of the Board of Newmont Mining Corporation through December 31, 2007), the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	TERM

This Agreement shall be effective from the Effective Date to December 31, 2012 (the “Term”). This Agreement shall automatically renew thereafter for one-year terms, unless either party provides notice to the other of its intention not to renew at least 30 days prior to the expiration of the initial or then-effective renewal term.

2.	STATEMENT OF SPACE AND SERVICES

During the Term, Newmont shall provide Mr. Murdy office space and access to administrative assistant services, as designated in the sole discretion of Newmont.

3.	TAXES

Mr. Murdy shall not be deemed for any purpose to be an employee of Newmont. Mr. Murdy shall not be eligible for any retirement plan, insurance program, or any other employee or social benefits provided to employees of Newmont as a result of this Agreement. AS A RESULT OF THIS AGREEMENT, MR. MURDY IS NOT ENTITLED TO ANY BENEFITS ON ACCOUNT OF OCCUPATIONAL ACCIDENTS NOR TO ANY OTHER WORKERS” COMPENSATION, LABOR RIGHTS BENEFITS, OR SIMILAR BENEFITS PROVIDED BY NEWMONT TO ITS EMPLOYEES. It is not the intent of the parties to create, nor shall this Agreement be construed as creating, a partnership, joint venture, employment relationship, agency relationship, or association, or to render the parties liable as partners, co-venturers, or principals. MR. MURDY SHALL BE RESPONSIBLE FOR ALL TAXES LEVIED UPON THE VALUE OF THE OFFICE SPACE AND SERVICES DESCRIBED HEREIN.

4.	NO ASSIGNMENT

This Agreement is only for the benefit of Mr. Murdy and therefore Mr. Murdy may not assign or subcontract this Agreement to any third party.

5.	TERMINATION

In the event of Mr. Murdy’s death, this Agreement shall automatically terminate.

6.	ENTIRE AGREEMENT; SEVERABILITY

This Agreement constitutes the complete and entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes, merges, and voids all negotiations, prior discussions, and prior agreements and understandings, whether written or oral, relating to the subject matter hereof. This Agreement may not be altered or amended except by a written document executed by each party. Should any clause or provision of this Agreement be held or deemed unenforceable or illegal by any court or other final authority, the remaining clauses and provisions of this Agreement shall survive and be fully enforceable as if the unenforceable or illegal provision was never included herein.

7.	GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Colorado.

Newmont USA Limited		Wayne W. Murdy

By:	/s/ Sharon E. Thomas	/s/ Wayne W. Murdy
Title:	Vice President and Secretary
Date:	July 25, 2007	Date:	July 30, 2007